THIS REVISED SETTLEMENT AGREEMENT made as of December 31, 2009.

Between:

HODGKINSON EQUITIES CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia

(herein called "HEC ")

-and-

DEJOUR ENTERPRISES LTD. a corporation duly incorporated under the laws of British Columbia

(herein called (‘Dejour”)

WHEREAS HEC and Dejour entered into an Amending Agreement dated September 30, 2009 (the “Amending Agreement”) whereby Dejour issued HEC a 14 month Demand Promissory Note (the “Note”) in the amount of $1,350,000, at an interest rate of 12% per annum with a due date of November 1, 2010;

WHEREAS Dejour and HEC desire to extend the due date for the Note from November 1, 2010 to January 1, 2011.

WHEREAS Dejour is required to pay a 3% fee on any outstanding balance on the Note as at December 31, 2009, pursuant to the Amending Agreement;

WHEREAS HEC and Dejour Energy (Alberta) Ltd. (“DEAL”) entered into a Purchase and Sale Agreement (“P&S Agreement”) dated December 31, 2009 whereby HEC purchased a 5% working interest in DEAL’s Drake / Woodrush property for purchase price of $900,000.00, effective June 1, 2009 and the total balance due on the purchase after taxes and adjustments is $911,722.64, as stated in the attached interim statement of adjustments;

WHEREAS Dejour now wishes to reduce the Note as a result of the purchase by HEC of the 5% interest in DEAL’S Drake/Woodrush property and pay HEC the 3% fee.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration and the payment of ten dollars ($10.00) by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree each with the other as follows:

TERMS OF SETTLEMENT AGREEMENT

1.
As payment for purchasing 5% Working Interest in Drake / Woodrush from DEAL under the P&S Agreement, Dejour shall reduce the Note balance by the balance due by HEC   pursuant to the P&S Agreement on the purchase after taxes and adjustments of $911,722.64. The inter-company loan balance due from DEAL to Dejour is reduced by $911,722.64 accordingly.

2.
HEC shall repay Dejour the interest of $50,350.68 that Dejour paid HEC on the $900,000 portion of promissory note since June 1, 2009. This interest is settled by reducing the Note balance by $50,350.68 because HEC’s purchase of DEAL’s 5% interest in Drake/Woodrush was made effective June 1, 2009.

3.
As a result of the changes in item 1. and 2. above, the outstanding promissory note balance is $387,926.68 as at Dec 31, 2009. In accordance with the Amending Agreement dated September 30, 2009, Dejour will pay a 3% fee on Dec 31, 2009 outstanding balance for a fee of $11,637.80.

4.	The Note due date of November 1, 2010 is extended to January 1, 2011.

NOTICE

5.	(a) Any notice or any other communication which is hereunder required must be in writing and transmitted by fax or hand delivered:

to HEC:

Hodgkinson Equities Corporation
3437 Osler St.
Vancouver BC V6H 2W4

to Dejour:

Dejour Enterprises Ltd.
598-999 Canada Place
Vancouver BC V6C 3E1

or, with respect to each party, to any other address or fax number that may be designated by a party by a written notice given to the other party.

(b) the notices or communications provided for in subparagraph 5(a) above shall be presumed to have been received the day they are sent, if delivered by hand or if transmitted by fax during normal business hours; failing this, the fax transmission shall be deemed to have been received the next business day in the jurisdiction of the recipient.

GENERAL

6.	The headings of the paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

7.	Words referring to one gender shall include reference to any other gender.

8.	The parties to this Agreement undertake toward each other to make, do or execute, at any time, any deed, thing or document necessary or useful to give full effect to this Agreement.

9.
No modification or amendments to this Agreement shall be valid and binding unless set forth in writing and duly executed by all parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give same and, unless otherwise provided, shall be limited to the specific breach waived.

10.	Time is of the essence in this Agreement.

11.	This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

12.	This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.	This Agreement may be executed by the parties hereto at different times and in different places without the parties hereto being in each other’s presence.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate on the date first above written.

SIGNED, SEALED and DELIVERED
in the presence of	HODGKINSON EQUITY CORPORATION

Per:

DEJOUR ENTERPRISES LTD.

Per:

Acknowledged and Agreed:

DEJOUR ENERGY (ALBERTA) LTD.

Per: